Exhibit 99.1

BANC OF AMERICA SECURITIES LLC BANC OF AMERICA BRIDGE LLC BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	BARCLAYS CAPITAL BARCLAYS BANK PLC 745 Seventh Avenue New York, New York 10019

GENERAL ELECTRIC CAPITAL CORPORATION GE CAPITAL MARKETS, INC. 299 Park Avenue New York, New York 10171	SUNTRUST ROBINSON HUMPHREY, INC. SUNTRUST BANK 303 Peachtree Street Atlanta, Georgia 30308

May 23, 2010

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339

Attention: Eric Slusser

Project GTO

Commitment Letter

$925.0 Million Senior Credit Facilities

$305.0 Million Senior Bridge Facility

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS”), Barclays Bank PLC (“Barclays Bank”), Barclays Capital, the investment banking division of Barclays Bank PLC, (“Barclays Capital”), General Electric Capital Corporation (“GECC”), GE Capital Markets, Inc. (“GECM”), SunTrust Bank (“SunTrust Bank”) and SunTrust Robinson Humphrey, Inc. (“STRH”) (collectively, the “Commitment Parties”, “us” or “we”) that you (the “Company” or “you”) intend to acquire (the “Acquisition”) the business (the “Acquired Business”) of Odyssey HealthCare, Inc. (the “Seller”) and its affiliates pursuant to an Agreement and Plan of Merger (together with all exhibits and schedules thereto, the “Purchase Agreement”), dated as of the date hereof, entered into between the Seller and the Company (or one or more of its direct or indirect wholly-owned subsidiaries). The Company and its subsidiaries are sometimes collectively referred to herein as the “Companies.”

You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction (as hereinafter defined), the repayment of certain existing indebtedness of the Companies and Seller (the “Refinancing”) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources: (a) $925.0 million in senior secured credit facilities of Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”) (collectively, the “Senior Credit Facilities”), comprised of (i) term loan facilities aggregating $800.0 million and (ii) a revolving credit facility of $125.0 million; and (b) $305.0 million in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Senior Notes”) or, if and to the extent that less than $305 million in Senior Notes are issued and sold on or prior to the Closing Date (as defined below), $305.0 million of senior unsecured loans under a bridge facility (the

“Bridge Facility” and, together with the Senior Credit Facilities, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities referred to below (such senior unsecured loans being the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (as defined in Annex II hereto), the “Bridge Financing”) less the aggregate principal amount of Senior Notes issued and sold. The Acquisition, the entering into and funding of the Senior Credit Facilities, the issuance and sale of the Senior Notes or the entering into and funding of the Bridge Facility, the Refinancing and all related transactions are hereinafter collectively referred to as the “Transaction.”

You will enter into an engagement letter dated the date hereof (the “Engagement Letter”) between you and banking or investment banking institutions of national prominence (the “Investment Banks”) setting forth the terms on which the Investment Banks are willing to act as joint underwriters, initial purchasers, arrangers and placement agents for (i) the Senior Notes or (ii) if the Bridge Facility is funded on the Closing Date, the senior unsecured notes or any other senior unsecured or secured or unsecured subordinated or junior securities of the Companies that may be issued after the Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the “Permanent Securities”).

1. Commitments. In connection with the foregoing, (a) on a several, and not joint, basis (i) Bank of America is pleased to advise you of its commitment to provide 37.50% of the principal amount of the Term Loan Facility (as defined in Annex I hereto) and 29.66% of the principal amount of the Revolving Credit Facility (as defined in Annex I hereto) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Senior Administrative Agent”) for the Senior Credit Facilities, (ii) GECC is pleased to advise you of its commitment to provide 32.50% of the principal amount of the Senior Credit Facilities, (iii) Barclays Bank is pleased to advise you of its commitment to provide 17.50% of the principal amount of the Term Loan Facility and 13.84% of the principal amount of the Revolving Credit Facility, and (iv) SunTrust Bank is pleased to advise you of its commitment to provide 12.50% of the principal amount of the Term Loan Facility and 24.00% of the principal amount of the Revolving Credit Facility (the commitment parties under this clause (a) collectively referred to as the “Senior Commitment Parties”), subject only to the satisfaction of the conditions set forth in paragraph 6 of this Commitment Letter, the sections entitled “Conditions Precedent to Each Borrowing Under the Senior Credit Facilities” in Annex I hereto (limited on the Closing Date as indicated therein) and in Annex III hereto (Annex I and Annex III collectively referred to as the “Senior Financing Summary of Terms”), (b) each of BAS, GECM, Barclays Capital and STRH (collectively, the “Joint Senior Lead Arrangers”) is pleased to advise you of its willingness, as joint lead arranger and joint bookrunning manager for the Senior Credit Facilities, to form a syndicate of financial institutions and institutional lenders (collectively, the “Senior Lenders”) for the Senior Credit Facilities, including each of the Senior Commitment Parties, (c) on a several, and not joint, basis (i) Barclays Bank is pleased to advise you of its commitment to provide 42.11% of the principal amount of the Bridge Facility and its willingness to act as the sole and exclusive administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the Senior Administrative Agent, the “Administrative Agents”), (ii) Banc of America Bridge is pleased to advise you of its commitment to provide 36.84% of the principal amount of the Bridge Facility, and (iii) STRH is pleased to advise you of its commitment to provide 21.05% of the principal amount of the Bridge Facility (the commitment parties under this clause (c) collectively referred to as the “Bridge Commitment Parties”), subject only to the satisfaction of the conditions set forth in paragraph 6 of this Commitment Letter, the sections entitled “Conditions Precedent” in Annex II hereto and in Annex III hereto (Annex II and Annex III collectively referred to as the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”), and (d) each of Barclays Bank, BAS and STRH (collectively, the “Joint Bridge Lead Arrangers”; the Joint Senior Lead Arrangers and the Joint Bridge Lead Arrangers are sometimes referred to collectively herein as the “Lead Arrangers”) is also pleased to advise you of its willingness, as joint lead arranger and joint bookrunning manager for the Bridge Facility, to form a syndicate of financial institutions and institutional lenders (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) for the Bridge Facility, including each of the Bridge Commitment Parties. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

It is understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Fee Letter referred to below or the Structuring Letter dated the date hereof among GECC and the Bridge Commitment Parties) will be paid in connection with the Facilities unless you and we shall so agree. It is further understood and agreed that (i) with respect to the Senior Credit Facilities, BAS shall be afforded “top left” placement (and will hold the role and responsibilities conventionally understood to be associated with such name placement), and that GECM, Barclays Capital and STRH will have second, third and fourth placement, respectively, in any marketing materials, and (ii) with respect to the Bridge Facility, Barclays Capital shall be afforded “top left” placement (and will hold the role and responsibilities conventionally understood to be associated with such name placement), and that BAS and STRH will have second and third placement, respectively, in any marketing materials; provided that in the case of clause (i) BAS, GECM and Barclays Capital shall run joint physical books in connection with the Senior Credit Facilities and have joint control over marketing and allocation decisions on behalf of the Commitment Parties, and in the case of clause (ii) Barclays Capital, BAS and STRH shall run joint physical books in connection with the Bridge Facility and have joint control over marketing and allocation decisions on behalf of the Commitment Parties. If you accept this Commitment Letter as provided below in respect of the Senior Credit Facilities, the date of the initial funding under the Senior Credit Facilities, and/or if you accept this Commitment Letter as provided below in respect of the Bridge Facility, the date of the initial funding of the Bridge Facility or of the issuance and sale of the Senior Notes in lieu of funding the Bridge Facility, in each case, is referred to herein as the “Closing Date.”

2. Syndication. The Lead Arrangers intend to commence syndication of each of the Facilities promptly upon your acceptance of the terms of this Commitment Letter and the Fee Letter related to such Facility and announcement of the Acquisition. You agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business to actively assist, as set forth in the Purchase Agreement, the Lead Arrangers in achieving a syndication of each such Facility that is satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and their advisors, or on your or their behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) your assistance in the preparation of a confidential information memorandum for each Facility (collectively, the “Information Memoranda”) and other materials to be used in connection with the syndication of each such Facility (collectively with the Information Memoranda, Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”) and in any event, no later than 30 days prior to the Closing Date, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business, (d) your using commercially reasonable efforts to procure corporate ratings and a rating for each of the Term Loan Facility referred to in the Summary of Terms, the Bridge Facility and the Senior Notes from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. at least 30 days prior to the Closing Date and (e) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors and the officers and advisors of the Companies available from time to time to attend and make presentations regarding the business and prospects of the Companies, as appropriate, at one or more meetings of prospective Lenders.

Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, we agree that neither the completion of a syndication nor the obtaining of any ratings is a condition to our commitments hereunder or the funding of the Facilities on the Closing Date and we further agree that (i) no assignment of commitments of any Commitment Party on or prior to the date of the consummation of the Acquisition with the proceeds of the initial funding under the Facilities (and/or the Senior Notes, to the extent issued in lieu of the Bridge Facility or a portion thereof) shall reallocate, reduce or release such Commitments Party’s obligation to fund its entire commitment in the event any assignee of such Commitment Party shall fail to do so on the Closing Date and (ii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

It is understood and agreed that the Joint Senior Lead Arrangers and the Joint Bridge Lead Arrangers will, in consultation with you, manage and control all aspects of the syndication of the Senior Credit Facilities and the Bridge Facility, respectively, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement in respect to the subject matter contained herein, including an agreement to negotiate in good faith the terms of the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

3. Information Requirements. You represent, warrant and covenant that (a) all financial projections concerning the Companies and to your knowledge, the Acquired Business that have been or are hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) or by the Acquired Business or their representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions when such Projections are made available (it being recognized by the Commitment Parties and the Lenders that such Projections are not to be viewed as facts and that actual results may differ from the projected results, and such differences may be material) and (b) all Information (and, with respect to Information regarding the Acquired Business, to your knowledge), other than Projections, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) or by any of the Acquired Business or any of their representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made. You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter as is necessary to complete the syndication of the Facilities so that the representations, warranties and covenants in the immediately preceding sentence are correct on the Closing Date and on such later date on which the syndication of the Facilities is completed as if the Information were being furnished, and such representations, warranties and covenants were being made, on such date. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

4. You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

5. Fees and Indemnities. You agree to pay the fees set forth in the Fee Letter dated as of the date hereof (the “Fee Letter”) among the parties hereto. You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arrangers and the Administrative Agents, Paul, Hastings, Janofsky & Walker LLP as special counsel to GECC to the extent incurred prior to the Closing Date, and of any other special and local counsel to the Lenders retained by the Lead Arrangers, including, but not limited to, Winston & Strawn LLP, and due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby, provided that, other than as set forth above, you shall not be required to reimburse the fees of more than one general corporate counsel, one local or special counsel, and one conflicts counsel for all of the Lenders.

You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified

Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or (b) this Commitment Letter, the Fee Letter, the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors, an Indemnified Party or any other third party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person), and that each Commitment Party shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by breach of each Commitment Party’s obligations hereunder to negotiate in good faith definitive documentation for the applicable Facility on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

6. Conditions to Financing. The commitments of the Commitment Parties hereunder to fund the Facilities on the Closing Date and the agreement of the Commitment Parties to perform the services described herein are subject solely to (a) the conditions set forth in the sections entitled “Conditions Precedent to Each Borrowing Under the Senior Credit Facilities” in Annex I, (b) the conditions set forth in the section entitled “Conditions Precedent” in Annex II and (c) the conditions set forth in Annex III hereto, and upon satisfaction (or waiver by all Commitment Parties) of all of such conditions, the initial funding of the Facilities shall occur (except to the extent Senior Notes are issued in lieu of the Bridge Facility or a portion thereof).

Notwithstanding anything in this Commitment Letter (including each of the annexes attached hereto), the Fee Letter, the definitive documentation with respect to the Senior Credit Facilities (the “Credit Documentation”) and the Bridge Facility (the “Bridge Documentation” and, together with the Credit Documentation, the “Financing Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Companies, the Acquired Business, its and their respective subsidiaries and its and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (to such extent, the “Specified Purchase Agreement

Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Financing Documentation, and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the sections entitled “Conditions Precedent to Each Borrowing Under the Senior Credit Facilities” in Annex I and “Conditions Precedent” in Annex II and the conditions set forth in Annex III hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in Annex I) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the equity securities of the Borrower and of any domestic subsidiaries of the Borrower (to the extent required by Annex I) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Senior Administrative Agent and the Borrower acting reasonably (and in any event within 90 days after the Closing Date or such longer period as may be reasonably agreed by the Senior Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Financing Documentation relating to requisite power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transaction) of the Borrower and its subsidiaries on a consolidated basis; that the entering into and performance of the Facilities will not conflict with organizational documents or laws (solely in the case of the latter, in a manner which could reasonably be expected to give rise to a Combined Material Adverse Effect (as such term is defined in Annex III)); Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the Senior Credit Facilities and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Financing Documentation for the purpose of executing and delivering the Financing Documentation substantially simultaneously with the consummation of the Acquisition.

7. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summaries of Terms) but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of the Seller and the Companies in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (c) after written notice to the Lead Arrangers of any legally required disclosure, as otherwise required by law.

You acknowledge that any of the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Companies and your and their respective affiliates with the same degree of care as they treat their own confidential information;

provided that the foregoing shall not prevent the Commitment Parties from disclosing such confidential information to the extent required by applicable laws or regulations or by any subpoena or similar legal process. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you, the Companies or any of your or their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Lead Arrangers, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) the Lead Arrangers each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Lead Arrangers has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Lead Arrangers, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Lead Arrangers have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, to identify you in accordance with the Act.

8. Survival of Obligations. The provisions of numbered paragraphs 2, 5, 7 and 9 shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided, however, that you shall be deemed released from your obligations hereunder (other than those contained in numbered paragraphs 2 and 7) (i) if you have accepted the commitments hereunder in respect of the Senior Credit Facilities, upon the execution and delivery by the Companies of all definitive documentation for the Senior Credit Facilities and the initial extension of credit thereunder and/or (ii) if you have accepted the commitments hereunder in respect of the Bridge Facility, upon the execution and delivery by the Companies of all definitive documentation for the Bridge Facility and the initial extension of credit thereunder or the execution and delivery by the Companies of all definitive documentation for the Senior Notes and the issuance and sale thereof on the Closing Date.

9. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that any issues regarding the Specified Purchase Agreement Representations and the occurrence or purported occurrence under the Purchase Agreement of a Company Material Adverse Effect (as defined therein) shall be determined in accordance with the laws and related judicial interpretations of the State of Delaware. Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each of you and the Commitment Parties hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of you and the Commitment Parties waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter, together with the Summaries of Terms and the Fee Letter (and, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter), embodies the entire agreement and understanding among the Commitment Parties, you and your and its affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. However, please note that the terms and conditions of the commitments of the Commitment Parties and undertaking of the Lead Arrangers hereunder are not limited to those set forth herein or in the Summaries of Terms. Those matters that are not covered or made clear herein or in the Summaries of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by the Lead Arrangers to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter and the Fee Letter are not assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void) and are intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of the Commitment Parties under this Commitment Letter will expire at 11:59 p.m. (New York City time) on May 24, 2010 unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return them to us prior to that time. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) October 29, 2010, unless the Closing Date occurs on or prior thereto, and (b) the closing of the Acquisition, (i) in the case of the Senior Credit Facilities, without the use of the Senior Credit Facilities, or (ii) in the case of the Bridge Facility, without the use of the Bridge Facility.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Ronald B. Caldwell
	Name:	Ronald B. Caldwell
	Title:	Managing Director

BANC OF AMERICA BRIDGE LLC

By:	/s/ David H. Strickert
	Name:	David H. Strickert
	Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Ronald B. Caldwell
	Name:	Ronald B. Caldwell
	Title:	Managing Director

BARCLAYS BANK PLC

By:	/s/ Ben Burton
	Name:	Ben Burton
	Title:	Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Andrew D. Moore
	Name:	Andrew D. Moore
	Title:	Duly Authorized Signatory

GE CAPITAL MARKETS, INC.

By:	/s/ Joe Lee
	Name:	Joe Lee
	Title:	Duly Authorized Signatory

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Jeffery W. Wacker
	Name:	Jeffery W. Wacker
	Title:	Director

SUNTRUST BANK

By:	/s/ J. Ben Cumming
	Name:	J. Ben Cumming
	Title:	Vice President

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange
	Name:	Tony Strange
	Title:	CEO, President

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

$925.0 MILLION SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Gentiva Health Services, Inc., a Delaware corporation (the “Borrower).

Guarantors:	The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities and under any treasury management (including, without limitation, credit cards and purchasing cards), interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof) will be guaranteed by each of the existing and future direct and indirect wholly-owned domestic subsidiaries of Borrower (the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

Senior Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Senior Lenders (the “Senior Administrative Agent”).

Joint Senior Lead Arrangers and Joint Book Managers:	Banc of America Securities LLC (“BAS”), GE Capital Markets, Inc., Barclays Capital and SunTrust Robinson Humphrey, Inc. (the “Joint Senior Lead Arrangers”) will act as joint lead arrangers and joint book running managers for the Senior Credit Facilities.

Co-Documentation Agents:	Barclays Capital and SunTrust Bank (“SunTrust Bank”) will act as co-documentation agents for the Senior Credit Facilities.

Syndication Agent:	General Electric Capital Corporation (“GECC”) will act as a syndication agent for the Senior Credit Facilities.

Senior Lenders:	Bank of America, GECC, Barclays Bank PLC (“Barclays Bank”) and SunTrust Bank (collectively, the “Initial Senior Lenders”) and other financial institutions and institutional lenders acceptable to the Joint Senior Lead Arrangers (the “Senior Lenders”).

Senior Credit Facilities:	An aggregate principal amount of $925.0 million will be available through the following facilities:

Term Loan Facility: a $800.0 million term B loan facility, all of which will be drawn on the Closing Date (the “Term Loan Facility”).

Revolving Credit Facility: a $125.0 million revolving credit facility (the “Revolving Credit Facility”), available from time to time until the

Annex I-1

fifth anniversary of the Closing Date, and to include a $80.0 million sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and a $15.0 million (the “Swingline Limit”) sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. No portion of the Revolving Credit Facility may be drawn on the Closing Date.

Swingline Option:	Subject to customary treatment of defaulting lenders, Swingline Loans may, at the discretion of Bank of America, be made available on a same day basis in an amount not exceeding the Swingline Limit and in a minimum amount to be determined. The Borrower must repay each Swingline Loan in full no later than twenty (20) business days after such loan is made.

Purpose:	The proceeds of the Senior Credit Facilities shall be used (i) to finance in part the Acquisition; (ii) to pay fees and expenses incurred in connection with the Transaction; (iii) to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries; and (iv) to finance in part the Refinancing.

Closing Date:	On or before October 29, 2010.

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities will be, at the option of the Borrower, (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Alternate Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) one month LIBOR plus 1%) plus the Applicable Margin. The Applicable Margin means with respect to the Revolving Credit Facility and the Term Loan Facility, 3.25% per annum, in the case of LIBOR advances, and 2.25% per annum, in the case of Alternate Base Rate advances. In connection with determining the interest rates for the Term Loan Facility, in no event shall (x) LIBOR be deemed to be less than 1.50% (the “LIBOR Floor”) and (y) the Alternate Base Rate be deemed to be less than 2.50% (the “Alternate Base Rate Floor”).

The Borrower may select interest periods of one, two, three or six months (or, if available to all Lenders, 9 or 12 months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2.00% per annum.

Commitment Fee:	Commencing on the Closing Date, a commitment fee (the “Commitment Fee”) of 0.50% (calculated on a 360-day basis) shall be payable on the unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

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Calculation of Interest and Fees:	Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Senior Lenders under the Revolving Credit Facility. In addition, a fronting fee of 0.25% per annum will be payable to the Issuing Bank for its own account. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Term Loan Facility: six years after the Closing Date (the “Term Maturity Date”).

Revolving Credit Facility: five years after the Closing Date.

Scheduled Amortization:	Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal (in equal installments), in an aggregate principal amount equal to 1% of the initial aggregate Term advances. The balance of the Term Loan advances to be payable on the Term Maturity Date (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: Advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.

Mandatory Prepayments and Commitment Reductions:	In addition to the amortization set forth above, (a) all net cash proceeds from (i) asset sales of Borrower and its subsidiaries with exceptions to be agreed in the loan documentation, and (ii) Extraordinary Receipts (to be defined to include extraordinary receipts such as tax refunds, casualty and indemnity payments, and certain insurance proceeds and to exclude cash receipts in the ordinary course of business), in each case, subject to exceptions and reinvestment rights to be agreed, (b) all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of Borrower or any of its subsidiaries other than

Annex I-3

debt permitted under the loan documentation (other than, if the Bridge Facility is funded, the Rollover Loans or Exchange Notes referred to in Annex II or subordinated Permanent Securities in an initial principal amount sufficient to refinance any outstanding Bridge Financing), (c) 50% of all net cash proceeds from any issuance of equity interest by, or equity contribution to, Borrower, subject to exceptions to be agreed and (d) 50% of Excess Cash Flow (to be defined in the loan documentation and to provide for, among other things, customary deductions for permitted acquisitions, capital expenditures and, for any fiscal year, at the Borrower’s option any voluntary prepayments of loans under the Senior Credit Facilities (subject, in the case of any prepayment of the Revolving Credit Facility or any Incremental Revolving Facility (as defined below), to the extent commitments thereunder are permanently reduced by the amount of such prepayments), made during such fiscal year, other than prepayments funded with the proceeds of incurrences of indebtedness, may be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year)) of Borrower and its subsidiaries, with stepdowns to be determined, shall be applied to the prepayment of (and permanent reduction of the commitments under) the Senior Credit Facilities in the following manner: first, to scheduled installments of the Term Loan Facility in direct order of maturity, and second, to the Revolving Credit Facility.

Optional Prepayments and Commitment Reductions:	The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior Lenders resulting therefrom. Each such prepayment of the Term Loan Facility shall be applied as directed by the Borrower and absent such direction ratably to the principal repayment installments of each of the Term Loan Facility on a pro rata basis. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated by the Borrower at any time without penalty or premium.

Incremental Facility:	The Borrower will have the right from time to time, on one or more occasions, to (a) increase the Term Loan Facility (each, an “Incremental Term Facility”) and/or (b) increase commitments under the Revolving Credit Facility (each, an “Incremental Revolving Facility” and together with any Incremental Term Facilities, collectively, the “Incremental Facilities”) in minimum amounts to be agreed and in an aggregate total principal amount not to exceed $200.0 million plus in the case of an Incremental Revolving Facility that serves to effectively extend the maturity of the Revolving Facility, an amount equal to the reductions in the Revolving Facility to be replaced with the Incremental Revolving Facility; provided, that, (i) the Incremental Facilities will rank pari passu in right of payment and security with the other Senior Credit Facilities, (ii) the Incremental Term Facility will have a final maturity no earlier than the Term Loan Facility, (iii) the

Annex I-4

weighted average life to maturity of the Incremental Term Facility shall be no shorter than that of the Term Loan Facility, (iv) the Incremental Revolving Facility will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the maturity of the Revolving Credit Facility and all other terms (other than pricing) shall be substantially identical to the Revolving Credit Facility (it being understood that the Credit Documentation will contain certain provisions to govern the pro rata payment and repayment of the Revolving Credit Facility and any Incremental Revolving Facility) (v) the Incremental Term Facilities shall share ratably in any prepayments of the Term Loan Facility, (vi) no default or event of default shall have occurred and be continuing or would result therefrom, (vii) the representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, (viii) after giving effect thereto, (A) the Borrower would be in pro forma compliance with all financial covenants and (B) the senior secured leverage ratio (to be defined as separately agreed) shall not exceed 3.00 to 1.00, in each case for the most recent determination period for which financial statements are available after giving effect to the borrowings thereunder, if any, on the effective date thereof and other pro forma adjustments (including any acquisitions, dispositions and repayments of indebtedness and assuming the Revolving Credit Facility is fully drawn), (ix) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility will not be more than 0.25% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term Loan Facility unless the interest rate margins with respect to the existing Term Loan is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Loan Facility minus, 0.25%, (x) in the case of an Incremental Revolving Facility, such Incremental Revolving Facility shall be pursuant to the exact same documentation applicable to the Revolving Credit Facility, and (xi) except as otherwise required in clauses (i) through (x), all other terms of such Incremental Facility, if not consistent with the terms of the existing Term Loan Facility will be as agreed between Borrower and the lenders providing such Incremental Term Facility and, other than with respect to clause (ix) above, reasonably satisfactory to the Senior Administrative Agent. The lenders providing the Incremental Facility shall be reasonably satisfactory to the Senior Administrative Agent to the extent required under “Assignments and Participations” below. No Lender shall have any obligation to provide the Incremental Facility.

Security:	The Borrower and each of the Guarantors shall grant the Senior Administrative Agent (for its benefit and for the benefit of the Senior Lenders) valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a) all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to 66% of the voting stock of each such entity to the extent that security over a greater percentage would result in a material tax liability);

Annex I-5

(b) all present and future intercompany debt of the Borrower and each Guarantor;

(c) all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, cash, equipment, inventory, accounts receivable, owned real estate, leaseholds, fixtures, deposit and bank accounts, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, insurance proceeds and instruments; and

(d) all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities, any interest rate swap or similar agreements with a Senior Lender or an affiliate of a Senior Lender and treasury management agreements (including purchasing cards and credit cards) with a Senior Lender or an affiliate of a Senior Lender.

Conditions Precedent to Closing:	Only those specified in (i) paragraph 6 of the Commitment Letter, (ii) “Conditions Precedent to Each Borrowing Under the Senior Credit Facilities” below, and (iii) Annex III to the Commitment Letter.

Conditions Precedent to Each Borrowing Under the Senior Credit Facilities:	Each borrowing or issuance or renewal of a Letter of Credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (ii) after the Closing Date, no defaults or Events of Default shall have occurred and be continuing.

Representations and Warranties:	Limited to the following (with exceptions, materially and other qualifications to be agreed): (i) corporate status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and

Annex I-6

completeness of specified financial statements and other information and no material adverse change; (vi) no required governmental (including without limitation exchange control) or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets (including, intellectual property and licenses), free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) perfected liens, security interests and charges; (xiii) solvency; (xiv) tax status and payment of taxes; (xv) status as senior debt; (xvi) defaults; (xvii) insurance (including, if applicable, without limitation, flood insurance); and (xviii) reportable transactions.

Covenants:	Limited to the following (with exceptions, materiality and other qualifications to be agreed):

	(a)	Affirmative Covenants: (i) Compliance with laws, regulations and regulatory agency decrees and agreements (including, without limitation, ERISA, healthcare and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance (including, if applicable, without limitation, flood insurance); (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of leases, related documents and other material agreements; (ix) conducting transactions with affiliates on terms not more favorable than those obtainable on an arm’s-length basis; (x) further assurances as to perfection and priority of security interests; (xi) grant of security on additional property and assets arising or acquired after closing; (xii) addition of newly created or acquired subsidiaries as guarantors; (xiii) compliance with corporate integrity agreements and other similar agreements, if any; and (xiv) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, notices of defaults, compliance certificates, annual business plans and forecasts, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA and tax events and liabilities, reports to shareholders and other creditors, and other business and financial information as any Senior Lender shall reasonably request).

	(b)	Negative Covenants: Restrictions on (i) liens; (ii) debt (other than (1) unsecured indebtedness, provided that, on a pro forma basis, (A) the Borrower and its subsidiaries maintain liquidity (which shall be defined as unrestricted cash on hand plus unfunded availability under the Revolving Credit Facility) of at

Annex I-7

least $50.0 million and (B) the Borrower’s maximum total leverage ratio does not exceed 0.25x inside the ratio permitted by the applicable financial covenants and (2) the Senior Notes or the Bridge Financing and Permanent Securities in an initial principal amount sufficient to refinance the outstanding Bridge Financing), guarantees or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the Senior Lenders); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (other than sales of inventory in the ordinary course of business); (v) loans, acquisitions, joint ventures and other investments; (vi) in the case of the Borrower, dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) creating new subsidiaries; (viii) becoming a general partner in any partnership; (ix) prepaying, redeeming or repurchasing debt; (x) capital expenditures; (xi) granting negative pledges (other than any such negative pledge under the definitive documentation for the Bridge Facility and the Senior Notes which shall expressly permit liens in favor of the Senior Administrative Agent and the Senior Lenders); (xii) changes in the nature of business; (xiii) amending organizational documents, or amending or otherwise modifying certain material agreements; (xiv) changes in accounting policies or reporting practices; and (xv) sale and leaseback transactions; (xvi) transactions with affiliates, in each of the foregoing cases with such exceptions as may be agreed upon in the loan documentation.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Credit Documentation (including an available basket amount (the “Available Amount Basket”) that will also be built by retained excess cash flow that may be used, subject to the absence of any continuing default or event of default and pro forma compliance with all applicable maintenance covenants, for, among other things, certain investments, restricted payments and the prepayment or redemption of subordinated debt in amounts to be determined).

The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) there is no event of default after giving pro forma effect to such acquisition and the incurrence of indebtedness in connection therewith, (b) on a pro forma basis after giving effect to the consummation of such acquisition, (i) the Borrower would be in compliance with the financial covenants in the Credit Documentation, (ii) the Borrower and its subsidiaries maintain liquidity of at least $50.0 million, and (iii) the Borrower’s total leverage ratio does not exceed 0.25x inside the maximum total leverage ratio under the financial covenants,

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in each case recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) the acquired company or assets are in the same or a generally related line of business as the Borrower and its subsidiaries, (d) subject to the limitations set forth in “Guarantors” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Senior Administrative Agent within a post-acquisition period to be determined and (e) the aggregate amount of all such acquisitions shall not exceed an amount to be determined. Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will be limited to an aggregate amount to be agreed upon in the Credit Documentation.

(c) Financial Covenants: To include the following:

• Maintenance of a minimum interest coverage ratio.

• Maintenance of a maximum total leverage ratio.

Covenant levels to be set to reflect at least a 25% cushion to EBITDA in the financial model used for general syndication.

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements shall be made for the period of time since the Closing Date and, where appropriate, annualized. For all purposes under this Commitment Letter, EBITDA shall be determined in a manner that meets the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder, and shall include customary adjustments to be determined, and otherwise in a manner reasonably satisfactory to the Lead Arranger.

Interest Rate Protection:	The Borrower shall obtain interest rate protection in form and with parties acceptable to the Senior Administrative Agent for a notional amount and otherwise on terms to be agreed in the loan documentation.

Within 90 days after the Closing Date, the Borrower shall enter into interest rate swap contracts with terms and conditions and with a counterparty reasonably satisfactory to the Senior Administrative Agent covering such amount of consolidated funded debt for borrowed money such that at least 50% of the aggregate principal amount of consolidated funded debt for borrowed money of Borrower and its subsidiaries is subject to interest rate swap contracts providing for effective payment of interest on a fixed rate basis or bears interest at fixed rates for a period of at least three years.

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Events of Default:	Usual and customary for a transaction of this type, and others deemed appropriate by the Joint Senior Lead Arrangers and the Initial Senior Lenders, including, without limitation: (i) nonpayment of principal and nonpayment of interest, fees or other amounts after a three (3) day grace period, (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of loan documentation or security; (viii) Change of Control (to be defined); and (ix) customary ERISA defaults, subject to exceptions, baskets, materiality and other qualifications to be agreed upon.

Assignments and Participations:	Each Senior Lender will be permitted to make assignments in minimum amounts to be agreed to other financial institutions approved by the Senior Administrative Agent and, so long as no default has occurred, the Borrower, which approval, in each case, shall not be unreasonably withheld or delayed (and such approval by the Borrower to be deemed given five days after notice thereof); provided, however, that neither the approval of the Borrower nor the Senior Administrative Agent shall be required in connection with assignments to other Senior Lenders or any of their affiliates. Each Senior Lender will also have the right, without consent of the Borrower or the Senior Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates or approved funds. Senior Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Senior Administrative Agent in its sole discretion.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan documentation will require the approval of Senior Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Senior Credit Facilities, except that the (A) consent of all of the affected Senior Lenders shall be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (B) consent of all of the Senior Lenders shall be required with respect to, among other things, (i) releases of all or substantially all of the collateral or value of the guarantees and (ii) changes that impose any restriction on the ability of any Senior Lender to assign any of its rights or obligations, and (C) (i) the consent of Bank of America will be required for any amendment that modifies the swingline-specific provisions, (ii) the consent of the

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Issuing Bank will be required for any amendment that modifies the letter of credit-specific provisions and (iii) the consent of the majority of the Lenders under the Revolving Credit Facility will be required for any amendment that modifies the revolver-specific provisions. Credit Documentation will contain customary provisions for replacing non-consenting Lenders.

Indemnification:	The Borrower will indemnify and hold harmless the Senior Administrative Agent, the Joint Senior Lead Arrangers, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs except to the extent arising out of or relating to such indemnified persons’ gross negligence, bad faith or willful misconduct as determined in a final, non-appealable judgement of a court of competent jurisdiction. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Senior Credit Facilities to close.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the legal fees and expenses of counsel for the Joint Senior Lead Arrangers and Senior Administrative Agent, and counsel for GECC to the extent incurred prior to closing, regardless of whether or not the Senior Credit Facilities are closed; provided that, other than as set forth above, the Borrower shall be required to pay only the legal fees and expenses of one corporate counsel, one special or local counsel and one conflicts counsel for all of the Lenders and Joint Senior Lead Arrangers. The Borrower will also pay the reasonable expenses of each Senior Lender in connection with the enforcement of any of the loan documentation related to the Senior Credit Facilities.

Counsel to the Senior Administrative Agent:	Cahill Gordon & Reindel LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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ANNEX II-A

SUMMARY OF TERMS AND CONDITIONS

$305.0 MILLION SENIOR BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Same Borrower as in the Senior Financing Summary of Terms.

Guarantors:	Same Guarantors as in the Senior Financing Summary of Terms.

Bridge Administrative Agent:	Barclays Bank or an affiliate thereof will act as sole and exclusive administrative agent for the Bridge Lenders (the “Bridge Administrative Agent”).

Joint Lead Arrangers and Joint Book Managers:	Barclays Capital, BAS and STRH will act as joint lead arrangers and joint bookrunning managers for the Bridge Facility (together with any other financial institutions appointed by the Borrowers pursuant to the Commitment Letter, the “Joint Bridge Lead Arrangers” ).

Bridge Lenders:	Barclays Bank, Banc of America Bridge LLC and SunTrust Robinson Humphrey, Inc. (collectively, the “Initial Bridge Lenders” and, together with the Initial Senior Lenders, the “Initial Lenders”) and other financial institutions and institutional lenders acceptable to the Joint Bridge Lead Arrangers (the “Bridge Lenders”).

Bridge Facility:	$305.0 million of unsecured senior bridge loans (the “Bridge Loans”) minus the aggregate amount of the Senior Notes issued on or prior to the Closing Date. The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:	The Bridge Loans will be unsecured, senior obligations of the Borrower, ranking pari passu with or senior to all other unsecured obligations of the Borrower. The Guarantees will be unsecured, senior obligations of each Guarantor, ranking pari passu with or senior to all other unsecured obligations of such Guarantor.

Purpose:	Together with borrowings under the Senior Credit Facilities, the proceeds of the Bridge Facility shall be used (i) to finance in part the Acquisition; (ii) to pay fees and expenses incurred in connection with the Transaction; and (iii) to finance in part the Refinancing.

Closing Date:	On or before October 29, 2010.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin. The Applicable Margin for Bridge Loans shall be 700 basis points, and will increase by an additional 50 basis at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding subject to the Cap (as defined below).

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The “Cap” means (A) if the Borrower’s unsecured debt ratings on the date of determination are at least B2 by Moody’s and B- by S&P (in each case, with at least stable outlook), 12.00% per annum and (B) if otherwise, 12.75% per annum; provided that in each case, the Cap shall increase by 50 basis points if the Closing Date is a date more than 90 days after the date of the Commitment Letter.

Notwithstanding the foregoing, if a Demand Failure Event has occurred, the Bridge Loans will thereafter accrue interest at the Cap and call protection applicable to the Exchange Notes shall apply.

At any time when the Borrower is in default in the payment of any amount under the Bridge Facility such overdue amount shall (or in the event of a bankruptcy default, all amounts shall) bear interest at, and in the case of an Event of Default other than a payment default the interest rate shall be increased by, 2.00% per annum above the rate otherwise applicable thereto.

In connection with determining the interest rates for the Bridge Facility in no event shall LIBOR be deemed to be less than 1.75% (the “Bridge LIBOR Floor”).

Maturity:	12 months from the Closing Date (the “Bridge Loan Maturity Date” or “Rollover Date”).

Optional Prepayment:	The Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Securities, provided, that in the event any Initial Bridge Lender or affiliate of an Initial Bridge Lender purchases debt securities from the Borrower pursuant to a Take-out Demand under the Fee Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold by such Initial Bridge Lender or affiliate to a bona fide third party at the time of such purchase that is not a lender under the Bridge Facility or affiliate thereof or a participant in the Bridge Facility at such time (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Initial Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Initial Bridge Lender or affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Initial Bridge Lenders or affiliates in proportion to such Initial Bridge

Annex II-A-2

Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Bridge Loan held by other Initial Bridge Lenders; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) by the Borrower or any of its restricted subsidiaries; (iii) net cash proceeds from any issuance of equity, subject to exceptions to be agreed and (iv) the net cash proceeds from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in the business of the Borrower or its restricted subsidiaries in accordance with the Senior Credit Facilities or required to be paid to the lenders under the Senior Credit Facilities, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets usual and customary for financings of this type and in any event not less favorable to the Borrower than those applicable to the Senior Credit Facilities (with appropriate modifications to reflect the bridge nature of the facility).

Change of Control:	In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment plus a prepayment fee equal to 1% of such outstanding principal amount. Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the Senior Lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:	If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex II-B, be converted into unsecured, senior rollover loans with a maturity of eight (8) years from the Closing Date (the “Rollover Loans”) and otherwise having the terms set forth in Annex II-B. On or after the Rollover Date, each Bridge Lender will have the right to exchange the outstanding Rollover Loans held by it for unsecured, senior exchange notes of the Borrower having the terms set forth in Annex II-C.

Conditions Precedent:	Only those specified under “Conditions Precedent to Each Borrowing Under the Senior Credit Facilities” in Annex I to the Commitment Letter.

Covenants:	Limited to and the same as in the Senior Credit Facilities (excluding any maintenance covenants) and a covenant for the Borrower to use its commercially reasonable efforts to refinance the Bridge Facility with the proceeds of the Permanent Financing as promptly as practicable following the Closing Date; provided that in the first year, the debt and lien incurrence and the restricted payment covenants in the Bridge Facility may be more restrictive than the Senior Credit Facilities. In

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connection with any Bridge Lender’s exchange of Bridge Loans for Exchange Notes, or at any time prior thereto if reasonably requested by the Initial Bridge Lenders, the Borrower shall use its commercially reasonable efforts to take such actions and deliver such documents as may be deemed reasonably necessary or otherwise advisable to permit such Lender to resell Exchange Notes (which may include customary opinions, accountants’ comfort letters and other offering documents and agreements); provided that, in no event, shall the Borrower be required to register the Exchange Notes other than pursuant to the terms under the heading “Registration Rights” below.

Representations and Warranties, Events of Default, Waivers and Consents:	Substantially similar to those contained in the Senior Credit Facilities.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Administrative Agent.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the legal fees and expenses of the Joint Bridge Lead Arrangers’ counsel, regardless of whether or not the Bridge Facility is closed; provided that the Borrower, shall only be required to pay the legal fees and expenses of one corporate counsel, one special or local counsel and one conflicts counsel for the Bridge Lenders in connection with the Bridge Documentation. The Borrower will also pay the reasonable expenses of each Bridge Lender in connection with the enforcement of any of the loan documentation related to the Bridge Facility.

Counsel to Joint Bridge Lead Arrangers:	Cahill Gordon & Reindel LLP.

Fees:	As provided in the Fee Letter.

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ANNEX II-B

SUMMARY OF TERMS AND CONDITIONS

$305.0 MILLION SENIOR ROLLOVER FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same Borrower as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Rollover Facility:	Unsecured, senior rollover loans (the “Rollover Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as Bridge Loans.

Interest Rate:	At the Rollover Date, the interest rate on the Rollover Loans will be a rate per annum equal to the Cap as determined on the Rollover Date.

Notwithstanding the foregoing, following the occurrence of an Event of Default, the applicable interest rate shall be increased by 2.0% per annum.

Interest on the Rollover Loans will be payable quarterly in arrears.

Maturity:	Eight (8) years from the Closing Date (the “Rollover Maturity Date”).

Optional Prepayment:	For so long as the Rollover Loans have not been exchanged for unsecured, senior exchange notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to Rollover:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:

(i) at the time of any such refinancing, there shall exist no Event of Default;

(ii) all fees due to the Joint Bridge Lead Arrangers and the Initial Bridge Lenders shall have been paid in full;

Annex II-B-1

(iii) the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as shall be set forth in the loan documents; and

(iv) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Administrative Agent. The Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

Rollover Covenants:	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Rollover Loans and others to be agreed.

Governing Law:	New York.

Expenses:	Same as the Bridge Loans.

Fees:	As provided in the Fee Letter.

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ANNEX II-C

SUMMARY OF TERMS AND CONDITIONS

$305.0 MILLION SENIOR EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Borrower:	Same Borrower as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Guarantors:	Same Guarantors as in Senior Financing Summary of Terms and Bridge Summary of Terms.

Ranking:	Same as Bridge Loans.

Exchange Notes:	At any time on or after the Rollover Date, Rollover Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of unsecured, senior exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities; provided that the covenants shall not be less favorable to the Borrowers than those applicable to the Bridge Loans. Except as expressly set forth above, the Exchange Notes shall have the same terms and maturity as the Rollover Loans.

Interest Rate Redemption Provision:	Each Exchange Note will bear interest at the Cap. The Exchange Notes will be non-callable until the fourth anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date on which the interest rate was fixed, declining ratably to par on the date that is one year prior to maturity of the Exchange Notes. The Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Registration Rights:	Within 180 days after the Closing Date the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the Bridge Loan Maturity Date and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default

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in an amount equal to one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.5% per annum.

Governing Law:	New York.

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ANNEX III

CONDITIONS PRECEDENT TO CLOSING

$925.0 MILLION SENIOR CREDIT FACILITIES

$305.0 MILLION SENIOR BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The closing and the initial extension of credit under the Senior Credit Facilities and the extension of the Bridge Loans under the Bridge Facility will be subject to the following:

(i) The Acquisition shall be consummated pursuant to the Purchase Agreement substantially concurrently with the initial funding of the Senior Credit Facilities, without giving effect to any amendments thereto or any waivers that, in any such case, are materially adverse to the lenders in their capacities as lenders (it being understood that any amendment or waiver to the definition of Company Material Adverse Effect or that results in a reduction of the purchase price will be deemed to be materially adverse to the Lenders).

(ii) (A) Except (i) as disclosed in the Designated SEC Reports (as defined in the Purchase Agreement) or (ii) as set forth in the corresponding section of the Seller’s disclosure schedule in the Purchase Agreement (and subject to Section 9.7(b) of the Purchase Agreement) delivered to the Company upon the date (the “Signing Date”) the Purchase Agreement is executed, since December 31, 2009 to the Signing Date, no fact(s), change(s), event(s), development(s) or circumstances shall have occurred, arisen, come into existence or become known, which have had or would be reasonably expected to have, individually or in the aggregate, a Combined Material Adverse Effect (as defined below); and (B) since the Signing Date, there shall not have occurred or been discovered, and be continuing, any event, circumstance, change or effect that has had, or would reasonably be likely to have, a Combined Material Adverse Effect.

For purposes hereof, “Combined Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, (i) is materially adverse to the business, financial condition or results of operations of the Company, its Subsidiaries, and the Acquired Business, taken as a whole, or (ii) would prevent or materially impair the ability of the Company and the Acquired Business, taken as a whole, to consummate the Transactions or otherwise prevent the Company and the Acquired Business, taken as a whole, from performing their respective obligations under the Purchase Agreement (other than, with respect to this clause (ii) only, as a result of the inability of the Company to obtain financing under the Commitment Letter); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be, a Combined Material Adverse Effect (except, in the case of clauses (A)(1), (A)(2), (A)(3) or (A)(4) below, to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionately adverse effect on the Company, the Company Subsidiaries, and the Acquired Business, taken as a whole, as compared to other for-profit and comparable or similar companies operating in the industries in which the Company, the Company Subsidiaries, and the Acquired Business operate, after taking into account the size of the Company and the Acquired Business, taken as a whole, relative to such other for-profit companies): (A) any event, circumstance, change or effect resulting from or relating to (1) a change in general economic, political or financial market conditions, including interest or exchange rates, (2) a change generally affecting

Annex III-1

the industries in which the Company, the Company Subsidiaries, and the Acquired Business operate (including seasonal fluctuations) or general economic conditions that generally affect the industries in which the Company, the Company Subsidiaries, and the Acquired Business operate, (3) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable Laws (as such term is defined in the Purchase Agreement) (or any interpretations thereof), (4) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, (5) any Action (as such term is defined in the Purchase Agreement), investigation review or examination undertaken by a Governmental Authority (as such term is defined in the Purchase Agreement), or any sanction, fine, operating restriction or other similar penalty arising as a result thereof, with respect to the healthcare business operated by the Company, the Company Subsidiaries or Hospice (as such term is defined in the Purchase Agreement) (a “Regulatory Condition”), that is currently pending or arises after the Signing Date, in each case to the extent such Regulatory Condition is consistent in nature, scope and impact on the Company, the Company Subsidiaries, and the Acquired Business, taken as a whole, with Regulatory Conditions arising and fully resolved from time to time in the conduct of the business of the Company, the Company Subsidiaries, and the Acquired Business on or before December 31, 2009, (6) any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof, (7) the announcement of the execution of this Agreement or the pendency or consummation of the Transactions, including any Actions, challenges or investigations to the extent relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company or the Seller (on their own behalf or on behalf of the Company or the Seller), (8) the identity of the Company or any of its affiliates as the acquiror of the Acquired Business or any facts or circumstances concerning the Company or any of its affiliates, or (9) compliance with the terms of, the taking of any action required or the failure to take any action prohibited by, the Purchase Agreement or the taking of any action consented to or requested by the Company or (B) any failure by the Acquired Business to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Company Common Stock (as such term is defined in the Purchase Agreement) (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether there is a Combined Material Adverse Effect).

The Commitment Parties hereby acknowledge and agree that the Purchase Agreement is in form and substance satisfactory to the Commitment Parties.

(iii) There shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of, the Company, the Acquired Business or any of its or their respective subsidiaries being offered, placed or arranged (other than the Facilities and the Senior Notes or any indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement) without the prior written consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the offering of the Senior Notes.

(iv) The execution and delivery of the Financing Documentation, which is subject to an agreement to negotiate in good faith by the parties hereto in a manner consistent with the Commitment Letter, shall contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in the Summaries of Terms (subject to “flex” provisions of the Fee Letter), together with other bank and bridge loan terms and provisions mutually agreed to be reasonable and customary for financings of these types.

Annex III-2

(v) Each of the Senior Administrative Agent and the Bridge Administrative Agent, as applicable, shall have received (a) customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Financing Documentation applicable to the Facilities, no conflicts with other material agreements, and, in the case of the Senior Credit Facilities, creation and perfection of the liens granted thereunder on the Collateral) and of appropriate local counsel and customary evidence of authorization, customary officer’s certificates and good standing certificates (to the extent applicable), (b) a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transaction, the Borrower and its subsidiaries on a consolidated basis are solvent) attached hereto as Exhibit A, and (c) customary endorsements naming the Senior Administrative Agent, on behalf of the Senior Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.

(vi) In the case of the Senior Credit Facilities, subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Senior Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

(vii) Each applicable Administrative Agent and Lead Arranger shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing by such Administrative Agent or Lead Arranger at least 10 days prior to the Closing Date and that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(vii) Each of the Administrative Agents shall have received (a) audited consolidated balance sheets of the Company and the Acquired Business, respectively, and the related statements of income, changes in equity and cash flows of the Company and the Acquired Business, respectively, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Acquired Business, respectively, for each subsequent fiscal quarter after December 31, 2009 ended at least 45 days before the Closing Date.

(viii) Each of the Administrative Agents shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); provided that such pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; provided, further, that the pro forma financial statements delivered pursuant to clause (a) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in light of the then existing conditions, and, in the case of each of this and the immediately preceding provisos, the chief financial officer of the Borrower shall have provided to each of the Administrative Agents a written certification to that effect.

Annex III-3

(ix) With respect to the Bridge Facility, you shall have provided the Investment Banks with (i) a completed customary preliminary offering memorandum suitable for use in a customary “high yield road show” relating to the Senior Notes and in customary form for offering memoranda used in Rule 144A offerings, including discussion of the Borrower, financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries, and without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), and all other data that would be necessary for the Investment Banks to receive customary “comfort” (including customary negative assurance) from independent accountants in connection with the offering of the Senior Notes; provided that this condition shall be deemed satisfied if such offering memorandum excludes sections that would customarily be provided by the Investment Banks, but is otherwise complete, and (ii) drafts of customary comfort letters by auditors of the Acquired Business and the Company which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings.

(x) With respect to the Bridge Facility, the Borrower shall have engaged one or more Investment Banks satisfactory to the Joint Bridge Lead Arrangers to sell or privately place the Senior Notes. The Investment Banks shall have been afforded a period of at least 30 consecutive days following the satisfaction of the condition set forth in paragraph (ix) above to seek to offer and sell or privately place the Senior Notes with qualified purchasers thereof, which shall in no event include any days between August 23, 2010 and September 5, 2010.

(xi) All fees required to be paid pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter shall, upon the initial borrowing under the Senior Credit Facilities, have been paid on the Closing Date (which amounts may be offset against the proceeds of the Senior Credit Facilities).

(xii) After giving effect to the consummation of the Transaction, the Borrower and its subsidiaries shall have no outstanding preferred equity, debt for borrowed money or capitalized lease obligations, except for (i) debt for borrowed money incurred pursuant to (x) the Senior Notes and/or the Bridge Facility and (y) the Senior Credit Facilities and (ii) such other existing debt for borrowed money and capitalized lease obligations in an aggregate amount not to exceed an amount to be agreed.

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EXHIBIT A

[Form of]

SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [                    ] (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among [                    ] (the “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I hereby certify on behalf of the Loan Parties as follows:

1. I am the duly qualified and acting Chief Financial Officer of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower and its subsidiaries. I acted on behalf of the Borrower in connection with the negotiation and execution of the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. In connection with the following certifications, I have reviewed the financial statements of the Borrower and its subsidiaries.

2. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Borrower for the purpose of discussing the meaning of its contents and the purpose for which it is to be used. I have made such investigations and inquiries as I have deemed to be reasonably necessary and prudent, and have reviewed the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. I am providing this certificate solely in my capacity as an officer of the Borrower and not individually.

3. The fair value of the assets of the Company (as used herein “Company” means the Borrower and the Guarantors on a consolidated basis) is not as of the date hereof, nor will it be after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Company (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

4. On the date hereof before and after giving effect to the Transaction, the present fair salable value of the assets of the Company is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Company (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

5. The Company is not incurring, and does not intend to incur, debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they mature.

6. The Company is not, and after giving effect to the Transaction will not be, left with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company in light of the projected financial statements and available credit capacity.

Exhibit A-1

[Signature Page Follows]

Exhibit A-2

IN WITNESS WHEREOF, I have hereunto set my hand this [    ]th day of [            ].

[ ]

By:
Name:
	Title:	[Chief Financial Officer]

Exhibit A-3